Preliminary Copy

                      STANDARD COMMERCIAL CORPORATION
                            2201 Miller Road
                       Wilson, North Carolina  27893


                 Notice of Annual Meeting of Shareholders
                        To Be Held August 9, 1994



Dear Shareholder:

        You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Standard Commercial Corporation atthe Wilson Country Club off West Nash Road in Wilson, North Carolina on Tuesday, August 9, 1994 at 12 noon to:

           (a)     elect three directors;

           (b) approve an amendment to the Company's Articles of Incorporation to increase its authorized Common Stock to 100,000,000 shares;

           (c) ratify the appointment of Deloitte & Touche as the Company's independent auditors for fiscal 1995; and

           (d) transact such other business as may properly come before the meeting. Shareholders of record at the close of business on June 13, 1994 will be entitled to vote at the meeting.

                                                    Sincerely,



                                                     J. Alec G. Murray
                                                     President



June 30, 1994
Wilson, North Carolina

        You are invited to a luncheon immediately following the meeting. If you plan to attend, please complete and return the enclosed card direct to the Company or telephone 919/291-5507 Ext 272. Entrance is two miles northwest of the intersection of Ward Boulevard and West Nash Street in Wilson.



  PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING AND RETURNING YOUR PROXY IN THE ENVELOPE PROVIDED.

                       STANDARD COMMERCIAL CORPORATION

                                Proxy Statement

                        Annual Meeting of Shareholders
                                August 9, 1994



        The accompanying proxy is solicited by the Board of Directors. A shareholder giving a proxy may revoke it at any time before it is exercised. Shareholders of record at the close of business on June 13, 1994 will be entitled to vote at the meeting or any adjournments thereof. It is expected that proxy material will be mailed on or about June 30, 1994.


                             ELECTION OF DIRECTORS

        The Company's Articles of Incorporation divide the Board of Directors into three classes as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Three of the present directors, R. Anthony Garrett, Henry R. Grunzke and Ery W. Kehaya, who were elected by the shareholders for the three-year term expiring at this Annual Meeting, have been nominated for three-year terms expiring at the Annual Meeting in 1997. Seven of the present directors were elected for three-year terms expiring at the Annual Meetings in 1995 and 1996 and will remain in office.

        Each shareholder of record at the close of business on June 13, 1994 is entitled to one vote per share of common stock so held for the election of each of the persons nominated.

                  INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

        The information that follows as to the principal occupations and directorships and the number of shares of the Company's common stock beneficially owned, directly or indirectly, has been furnished to the Company by such persons.

Name, Age and Year                                       As of May 25, 1994
First Became Director     Principal Occupation      Shares Owned   % of Class
                         During Past Five Years

                  Nominees for Terms Expiring in 1997

R. Anthony Garrett      Retired 1979; prior Chairman      455            *
Age 75, Director 1980   and Managing Director
                        Imperial Tobacco Limited (UK)

Henry R. Grunzke        Commercial Director               1,155           *
Age 62, Director 1987   Wool Division

<F1>
Ery W. Kehaya           Chairman of the Board and       2,797,338        32.7
Age 70, Director 1949   retired Chief Executive Officer

                  Directors Continuing in Office Until 1995

Anthony A.D. Arrowsmith  Chief Financial Officer since          2,947       *
Age 45, Director 1988    January 1991 Senior Vice President;
                         previously served as Vice President
                         and Financial Director - Wool Division

<F2>
William S. Barrack, Jr.  Retired; former Senior Vice            1,012       *
Age 64, Director 1992    President-Texaco Inc.,
                         and director, Caltex Petroleum
                         Corporation; director, International
                         Executive Service Corps; and Board of
                         Visitors, University of Pittsburgh

J. Anthony Johnston      Chairman - Wool Division since April   4,405       *
Age 59, Director 1991    1994 Executive - Wool Division since
                         January, 1991, previously served as a
                         Commercial Director from August 1989.

<F3>
J. Alec G. Murray        President since April 1994 and Chief   181,967    2.1
Age 57, Director 1977    Executive Officer since January 1991;
                         previously served as Chairman of Wool
                         Division, Executive Vice President and
                         Chief Financial Officer


                  Directors Continuing in Office Until 1996

<F4>
Marvin W. Coghill        Chairman of Tobacco Division; prior     370,851   4.3
Age 60, Director 1974    to April 1994 President and Chief
                         Operating Officer

William A. Ziegler       Formerly partner and presently            3,289    *
Age 69, Director 1985    consultant Sullivan & Cromwell,
                         attorneys

<F5>
Thomas M. Evins, Jr.     Regional Director - North American       97,090   1.1
Age 54, Director 1992    Tobacco Operations since October
                         1993; President, WA Adams Company,
                         a subsidiary acquired in June 1992

*       Less than one percent.

1 Excludes 100,000 shares in a charitable remainder trust but, includes 54,531 shares owned by his wife and 568,405 shares (6.6%) held by Mr. Kehaya as trustee for his children as to which he disclaims beneficial ownership.

2       Includes 500 shares owned by his wife.

3       Includes 10,373 shares owned by his wife.

4 Includes 793 shares owned by his wife and 2,192 shares held for his account by trustee of 401(k) Savings Plan.

5       Includes 279 shares held for his account by trustee of 401(k) Savings
        Plan

        Mr. Murray was inadvertently one day late in filing a Form 4 to report the purchase of 1,000 shares in April 1993.

        There are no family relationships among any of the directors and executive officers except that Ery W. Kehaya is the father of Ery W. Kehaya II, a Vice President of the Company.

                               PRINCIPAL SHAREHOLDERS

        The following table sets forth at May 25, 1994 the common stock owned beneficially, according to advice received by theCompany, by each 5% or larger shareholder and by all officers and directors as a group:

Name and Address                         Shares Owned     Percentage of Class

 Ery W. Kehaya                            2,797,338(a)              32.7
 810 Saturn Street
 Jupiter, Florida  33477-4456

 Wellington Management Company             571,618 (b)               6.2
 75 State Street
 Boston, Massachusetts  02109

 Dibrell Brothers, Incorporated            849,300 (c)               9.9
 512 Bridge Street
 Danville, Virginia  23212

 All directors and officers               3,703,154 (d)             43.2
 as a group

(a) Includes 54,531 shares owned by spouse and 568,405 shares (6.6%) held by Mr. Kehaya as trustee for his children. Does not include 100,000 shares in charitable remainder trust created by Mr. Kehaya.

(b) The shares are owned by investment counselling clients of Wellington Management Company, which has shared voting or dispositive power. Includes 66,518 shares issuable upon conversion of seven and a quarter percent Convertible Subordinated Debentures due 2007.

(c)  As of April 12, 1994 according to amended Schedule 13D filing.

(d) Includes 3,973 shares held by trustee of 401(k) Savings Plan, 70,257 shares owned by spouses and 607,265 shares held in trust or as a custodian for children.

                BOARD OF DIRECTORS AND COMMITTEE MEETINGS

        The committees established by the Board of Directors to assist it in the discharge of its responsibilities are an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

        The Executive Committee consists of J. Alec G. Murray, Marvin W. Coghill, Anthony A.D. Arrowsmith and J. Anthony Johnston. This committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the last fiscal year, the committee acted on various matters by unanimous written consents.

        The Audit Committee, which met four times during the last fiscal year, consists of William S. Barrack, Jr., R. Anthony Garrett and William A. Ziegler, none of whom have been employees of the Company. This committee is primarily concerned with the effectiveness of the audits of the Company by by its independent public accountants. Its duties include recommending the selection of independent accountants, reviewing the scope of the audits and the results thereof, and reviewing the organization and scope of the Company's internal systems of financial control and accounting policies followed by the Company.

        The Compensation Committee, which met four times during the last fiscal year, consists of R. Anthony Garrett, William S. Barrack, Jr.,
A. Winniett Peters (not standing for re-election) and William A. Ziegler, No current officer of the Company serves on the Committee and there are no interlocking relationships. This committee is primarily concerned with administering the Performance Improvement Compensation Plan, determining compensation of officers and oversight of the Company's pension plans.

        The Nominating Committee, which met four times during the last fiscal year, consists of William A. Ziegler, Marvin W.Coghill, J. Alec G. Murray and A. Winniett Peters (not standing for re-election). This committee is primarily concerned with recommending to the full Board of Directors candidates for election as directors. The Committee will consider candidates recommended by shareholders. Such recommendations should be sent to the Nominating Committee, c/o Guy M. Ross, Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893.

        The Board of Directors held five meetings during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board and its committees on which the director served.

                         DIRECTORS' COMPENSATION

        Directors who are not employees of the Company receive an annual retainer of $15,000 for serving on the Board of Directors and $10,000 for serving on Committees of the Board. In addition to director's fees, Mr. Kehaya receives $35,000 per annum for serving as Chairman of the Board.

                         EXECUTIVE COMPENSATION
                       SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services in all capacities in the fiscal years ended March 31, 1994, 1993 and 1992.
                                                                 Long-Term
                                                            Compensaton Awards
                   Annual Compensation     All Other            Restricted
Name and Principal   Year   Salary      Bonus  Compensation   Stock Awards (2)
   Positiion                                            (1)

J. Alec G. Murray    1994   $350,000      $-0-       $-0-           $20,260
President and Chief  1993    340,000      55,000      -0-              -0-
Executive Officer    1992    280,000      50,000      -0-              -0-

Marvin W. Coghill    1994    310,000      -0-        4,700           19,080
Chairman - Tobacco   1993    300,000      45,000     4,400             -0-
Division             1992    250,000      40,000     4,200             -0-

Anthony A.D.         1994    224,200      -0-        -0-               12,900
Arrowsmith Senior    1993    201,300     45,200      -0-                -0-
Vice President       1992    173,000     34,500      -0-                -0-
Chief Financial
Officer

*Thomas M. Evins Jr. 1994      185,000      -0-        3,700             11,490
  Regional Manager   1993      141,700     30,000      1,700              -0-
  North American
  Tobacco Operations,
  and President-W.A.
  Adams Company,
  a subsidiary

J. Anthony Johnston   1994      173,400      -0-        -0-                6,280
Chairman - Wool       1993      177,100     15,100      -0-                -0-
Division              1992      169,400     25,900      -0-                -0-


* Not an employee prior to June 1, 1992. At March 31, 1993, his salary was at the rate of $170,000 per annum.

(1) Employer contributions under the Company's 401(k) Savings Incentive Plan. Eligible full-time salaried employees in the United States may contribute the lesser of 18 percent of base pay or the max ($9,240 in calendar 1994) permitted under the Internal Revenue Code. Employee contributions are partially matched with employer contributions in the form of common stock of the Company. Noncash personal benefits for the persons named above did not exceed the lesser of $50,000 or 10 percent of the cash compensation reported.

 (2) The dollar values shown in this column were calculated by multiplying the number of shares issued by the closing market price ($15.50) of the Company's Common Stock on the date of issuance.

        The number and dollar values of restricted shares held at March 31, 1994 by the persons named in the table were as follows: Mr. Murray - 1307 shares ($20,420); Mr. Coghill - 1231 shares ($19,230); Mr. Arrowsmith - 832 shares ($13,000); Mr.Evins Jr. - 741 shares ($11,580); and Mr. Johnston - 405 shares ($6,330). Each including voting and dividends, of other shareholders, subject to certain restrictions and forfeiture provisions.

Retirement Plans

        There is a Defined Benefit Plan provided for participating employees in the United States who retire directly from the Company or who terminate service with vested rights. The Company pays the full cost of the Plan, determined on the basis of an independent actuarial valuation, into an independently maintained trust fund. Generally, full-time salaried employees who are at least 21 years old and have been employed for at least one year are covered by the Plan is 100 percent vested after five years of service.
The monthly benefit payable upon retirement is based on average compensation for the three highest years multiplied by various factor for each year of service up to 40. The definition of compensation includes amounts deferred under the 401(k) Savings Incentive Plan and Pretax Medical Plans, but excludes bonuses and other awards.
The benefit normally is computed in the form of a straight-life annuity, or the actuarial equivalent thereof under other options specified in the Plan.
In addition, an immediate benefit is provided to the surviving spouse upon death of an active or disabled participant. The maximum annual benefit payable from this Plan is limited by Section 415 of the Internal
Revenue Code to $118,800 in 1994.

        A nonqualified Supplemental Retirement Plan provides such benefits from the Company's general funds as would otherwise be provided under the above tax-qualified Plan except for Internal Revenue Code limitations on amounts which may be paid out of a tax-qualified Plan.

        The table below shows representative total annual retirement benefits payable to an employee retiring in 1994 under the above Plan for specified levels of compensation and years of service computed as a straight-life annuity at age 65.

                         Years of Credited Service at Age 65
  Average
Compensation    15         20          25          30         35           40

  $100,000   $23,500    $31,400    $39,200     $47,000      $53,600    $57,400
   150,000    36,600     48,900     61,100      73,300       83,600     89,200
   200,000    49,800     66,400     82,900      99,500      113,600    121,100
   250,000    62,900     83,900    104,800     125,800      143,600    153,000
   300,000    76,000    101,400    126,700     152,000      173,600    184,900
   350,000    89,100    118,900    148,600     178,300      203,600    216,700
   400,000   102,300    136,400    170,400     204,500      233,600    248,600

        There is a noncontributory pension plan in the United Kingdom which provides benefits generally similar to the United States Plan described above. Messrs. Murray, Arrowsmith and Johnston are members of the UK plan.

        As of March 31, 1994, for pension calculation purposes, Messrs. Murray, Coghill, Arrowsmith and Johnston had 25, 36, 13, and 2 years of Credited Service, respectively. The compensation covered by the Retirement Plans in 1994, 1993 and 1992 for each executive officer listed in the Summary Compensation Table, other than Mr. Evins, is equal to the amount shown as in the Table. Mr. Evins is presently not a participant in either the Pension or Supplemental Retirement Plan.

Performance Improvement Compensation Plan

        On August 11, 1992 the shareholders of the Company approved the adoption of a Performance Improvement Compensation Plan (the "Plan") which is administered by the Compensation Committee of the Board Directors. The plan allows the grant of a number of different types of equity based compensation vehicles. Awards under the plan may be made to participants in the form of incentive stock options, nonqualified stock options, discounted stock options, restricted stock, appreciation rights, phantom stock, stock awards, performance shares and deferred stock. A maximum of 500,000 shares of Common Stock may be issued under the Plan. To date provision has been made solely for the grant of restricted stock awards.

        The restricted stock awards granted are subject to forfeiture for a period of seven years if a recipient's employment is terminated other than because of death, disability or retirement after age 62 under certain con-ditions. The Compensation Committee may also waive the restriction.
The recipient of an award may vote the stock and is entitled to cash dividends

                      COMPENSATION COMMITTEE REPORT

       The compensation of the executive officers is determined by the Compensation Committee.

Compensation Objectives

       In determining the total compensation of an executive officer the Committee has in mind the necessity of attracting and retaining exceptionally competent employees and motivating them to achieve maximum long-term profitability of the Company. Compensation paid comparable executive officers by competitors is taken into account, along with the individual and of the activities for which he is responsible.

Compensation Arrangements

        Apart from benefits, which are dealt with in the accompanying tables, an executive officer's total compensation consists of base salary, cash bonus and awards of restricted shares of the Company's common stock under the Per-formance Improvement Compensation Plan.

        Base Salary. In determining base salaries for the executive officers, the Committee examines available reports regarding salaries paid by competitors and in industry generally and considers the executive officer's responsibilities the past and present performance of the individual and of the activities for which he is responsible, and future potential.

        Cash Bonus. The same factors considered in determining base salaries are considered in determining cash bonuses paid to executive officers although somewhat more weight is given to immediate past performance of the individual and the activities for which he is responsible than in determining base salaries. Weight is also given to the performance result, cash bonuses for fiscal 1994 were eliminated.

        Restricted Stock. At the annual meeting on August 11, 1992 the shareholders approved the Performance Improvement Compensation Plan
(the "Plan"), authorizing the Committee to make effective for designated employees various arrangements based on shares of Company stock. On June 14, 1993 the Committee adopted the Restricted Stock Plan (the "RSP") as a means of awarding those employees, to the extent certain performance objectives are met, restricted shares of the Company's common stock pursuant to the Plan. In doing so, the Committee had in mind not the objectives generally applicable to the Company's compensation arrangements, but causing participating employees to own more shares of the Company's stock than might otherwise be the case and to identify more closely with shareholder interests. The Company's executive officers are among those who have been designated as eligible to participate. The RSP calls for awards of restricted stock being made on the basis of overall Company performance in terms of return on shareholders' equity. No awards are made on account of a year in which return on shareholders' equity is not at least equal to a threshold figure. The Committee establishes a target return on shareholder for the year and the pool that will be available if that target is achieved.

Correspondingly more or fewer shares are awarded to the extent the target is exceeded or not achieved. Part of the pool is awarded to eligible corporate staff employees. The balance is divided between eligible employees in business segments, the amount allocated to each segment depending on the relative operating incomes and operating returns on investment of those segments.
The Committee has the discretion to adjust awards because of changed conditions or for other reasons. Shares awarded pursuant to the Plan remain restricted for seven years, except in the case of recognized exceptions.

Chief Executive Officer's Compensation

        In determining Mr. Murray's base salary for the last fiscal year, the Committee took into consideration primarily the base salaries paid to chief executive officers by the Company's principal competition and an appropriate relationship between Mr. Murrays base salary and those of the executives officers reporting to him.

        During the year the Committee will consider the deductibility and performance-based compensation issues raised by Section 162(m) of the Internal Revenue Code. The Committee, however, does not expect officer of the Company in fiscal 1995 will exceed the one million dollar deductibility threshold of Section 162(m).

         This report has been provided by the Compensation Committee:
R. Anthony Garrett (Chairman), William S. Barrack, Jr., A. Winniett Peters and William A. Ziegler.

                        PERFORMANCE GRAPH

        The following graph compares total return, including reinvestment of dividends, on the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and a Composite Group Index (as defined below) for the last five fiscal years ending March 31. The comparison assumes a $100 investment on March 31, 1989 in (1) Standard Commercial Common Stock, (2) the Standard & Poor's 500 Index and (3) the Composite Group Index, and shows in each case the change in stock price and dividends paid
(assuming dividend reinvestment) over the ensuing five years.

        $300

               [The graph will show that the Composite Group Index outperformed the Company for the entire period and the S&P 500 Index outperformed the Company except for a short period in 1992]
        $200



        $100



        $0

               1989       1990      1991       1992          1993         1994


                   Standard Commercial        S&P 500       Composite Group

        NOTE: The past performance shown in the graph above is not necessarily indicative of future performance.

        The Composite Group Index combines the weighted total return, based on the average month-end market capitalization, of the other three publicly traded leaf tobacco dealers (Dibrell Brothers, Incorporated; Monk-Austin, Inc. Universal Corporation)) and Forstmann & Co., Inc. as being representative of the wool industry. The Composite Group Index is calculated by adding the products of 70 percent times the total return of the other three leaf dealers and 30 percent times Forstmann's total return. The 70:30 ratio approximates the Company's average business in each segment during the past five years.

        Anything to the contrary notwithstanding in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report and Performance Graph shall not be incorporated by reference into any such filings.

                  PROPOSAL TO INCREASE AUTHORIZED STOCK

        The Board of Directors recommends amending the Articles of Incorporation to increase the Company's authorized common stock from 20,000,000 shares ($.20 par value) to 100,000,000 shares ($.20 par value).

        On April 5, 1994, the Board of Directors adopted a Shareholder Protection Rights Plan ("Rights Plan") to protect shareholders against attempts to acquire control of the Company by any person or entity when the Board believes such change of control is not in the best interests of the shareholders. Under the Rights Plan certain Rights attached to the common stock. Each Right may in the future entitle a holder to purchase common stock for $60 per share. If anyone other than members of the Kehaya family acquires 10 percent or more of the outstanding common stock, the Board may decide that (i) the Rights owned by such person or tranferees will become void and (ii) each other Right will automatically become the Right to buy, for the the exercise price of $60 that number of shares of common stock having a market value of twice the exercise price. Thus, if market value of a share were $20 a Right would entitle the holder to buy six shares for $60. The present authorized stock is not large enough to accommadate any such possibility.
At the present time Dirbrell Brothers, Incorporated owns 849,300 shares of the Company's common stock (9.9 percent) and additional acquistions by it may require making the Rights exercisable.

        Subject to stockholder approval the amendment would become effective upon the filing of an amendment to the would become effective upon the filing of an amendment to the Company's Article of Incorporation with the Secretary of State of North Carolina, which would be expected to occur shortly after shareholder approval of the amendment. As of May 25, 1994 the Company had issued 10,914,342 shares of common stock (including 2,346,318 shares owned by a subsidiary of the Company) out of the total of 20,000,000 shares presently authorized for issuance. In addition the Company has reserved for issuance 300,000 shares of common stock for possible conversion of its out standing Series A Preferred Stock; 1,900,000 shares for possible conversion of its outstanding seven and one quarter percent Convertible Subordinated Debentures due March 31, 2007; approximately 500,00 shares for issuance under the Company's Performance Management Compensation Plan; and an aggregate of approximately 300,000 shares for issuance under the Company's Dividend Reinvestment Plan and as contributions to the Company's 401(k) Savings Incentive Plan.


        While the Company has no immediate plans, nor are there any existing or proposed agreements or understandings to issue any of the additional shares of common stock which are the subject of this proposal Board of Directors believes that the increased number of authorized shares of common stock contemplated by the proposed authorization by the shareholders (except as required by law or the New York Stock Exchange on which the Company's securities are listed), if needed for such proper coporate purposes as may be determined by the Board of Directors. Such coporate purposes might include the raising of additional captial funds or other investments made through the i issuance of additional shares, the acquisition by the Company of stock or assets of other companies, and/or the distribution of additional shares to the Compnay's shareholders and employees. The Company may choose to offer additional shares of common stock from time to time in an attempt to raise funds for working capital and/or general coporate purposes.


        The increase in authorized shares will allow the Board of Directors to move promptly to issue additional shares if appropriate contigencies or opportunities should arise. Depending upont the circumstances, the issuance of additional authorized shares may be authorized by the Board of Directors without any requirement of further shareholder approval. If the proposed amendment is approved, the consummation of any future plans to issue any additional shares would be facilitated because the delay and expense incident to the calling of a special meeting of the Company's shareholder, in cases when such meetings would not otherwise be required, would be avoided. Shareholders will have no preemptve rights under the Company's Articles of Incorporation to subscribe to any such newly issued shares.

        The Board of Directors' primary intention in submitting this proposal for shareholder approval is to provide the Board and the Company's management with flexibility described above and to enable the Company to issue shares, if necessary, under the Rights Plan. An increase in the Company's authorized shares of Common Stock may be viewed as having an "anti-takeover" effect.

In addition to use under the Rights Plan the additional shares fo common stock authorized may be used to create voting impediments with respect to changes in control of the Company by diluting the stock ownership of holders of common stock seeking a change in control of the Company.
An increase in the authorized shares of a common stock of the Company would provide the Board of Directors with a larger number of unissued and unreserved shares to issue as it deems appropriate. The issuance of such shares could be used to defend against the acquistion of the Company by means of a merger or tender offer by increasing the cost of effecting and such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such a merger or participate in such tender offer.

        This proposal should not be viewed as part of a plan by the Company's management to effect any further "anti-takeover" measures. Except as indicated above, the Board of Directors has no present intention to cause addtional shares to be issued for any "anti-takeover" purpose.


        A quorum for the purpose of acting on this proposal requires the presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of common stock entitled to vote.
Approval of the proposal requires the affirmative vote of the holder of a majority of the shares of common stock outstanding. Abstentions and broker non-votes (i.e., proxies as to which a broker grants no authority with respect to this proposal) will have the same effect as a vote against this proposal, but the shares represented by such an abstention or broker non-vote shall be considered present at the meeting for the purposes of determining whether a quorum is present.

                          VOTING RIGHTS AND PROXY

        On May 25, 1994, the Company had outstanding 8,568,024 shares of common stock, all of one class and each share entitled to one vote. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. A proxy may be revoked by the sharehloder at any time before it is voted.


        The election of directors requires a plurality of the votes cast and the appointment of the Company's auditors requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number off votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker nonvotes are counted only for purposes of determining whether the quorum is present at the meeting. The vote required to authorize the increase in the authorized common stock is described under the heading, "Proposal to Increase Authorized Stock."

        Unless a shareholder otherwise specifies in a proxy, it will be voted FOR the election as director of the three nominees listed under the caption "Election of Directors" herein; FOR approval of the appointment of DeLoitte
& Touche as the Compnay's independent auditors for fiscal 1995, and FOR the increase in the Company's authorized common stock.

                            INDEPENDENT PUBLIC ACCOUNTANTS

        The firm of Deloitte & Touche audited the financial statements of the Company in 1994 and, subject to shareholder ratification, the Board of Directors has reappointed this firm as the Company's Independent Public Accountants for fiscal 1995. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to respond to questions relating to their audit of the Company's financial statements and to make a statement if they so desire.

                                  SHAREHOLDER PROPOSALS

          Proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company before March 2, 1995.

                                 SOLICITATION OF PROXIES

        The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies in person or by telephone.

        At the time of mailing this Proxy Statement, the management is not aware of any matters not referred to herein to be presented for action at the meeting. If any other matters properly come before there presented by the proxies will be voted with respect thereto in accordance with respect thereto in accordance with the judgement of the persons voting them.



                                                    Guy M. Ross
                                                     Secretary
June 30, 1994

                                                          Preliminary Copy

                        STANDARD COMMERCIAL CORPORATION

                Proxy solicited on behalf of the Board of Directors



       The undersigned hereby appoints Guy M. Ross, Keith H. Merrick and Hampton R. Poole, Jr., proxies, each with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of STANDARD COMMERCIAL CORPORATION to be held at the Wilson Country Club off West Nash Road in Wilson, North Carolina on August 9, 1994 and at any adjournments thereof.

(1) ELECTION OF DIRECTORS:   FOR all nominees listed below      VOTE WITHHOLD

INSTRUCTION: To withhold vote for individual nominee(s), strike a line through the name(s) in the list below.)

  Three-year term:  R.. Anthony Garrett, Henry R. Grunzke and Ery W. Kehaya

(2) Amendment of the Articles of Incorporation to increase the authorized Common Stock to 100,000,000 shares.

                    FOR                AGAINST                ABSTAIN

(3) Ratification of the appointment of Deloitte & Touche as the Company's independent auditors for fiscal 1995.

                    FOR                AGAINST                ABSTAIN

(4) In the discretion of such proxies, upon such other business as may properly come before the meeting.



                (Continued, and to be signed on the other side)
                            (Continued from other side)



       A MAJORITY OF SAID PROXIES OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACT, OR IF ONLY ONE SHALL BE PRESENT AND ACT, THEN THAT ONE SHALL HAVE AND
MAY EXERCISE ALL THE POWERS OF SAID PROXIES HEREUNDER.

                         Dated                                1994



                                           [Signature(s)]


                                           [Signature(s)]

                             Please date and sign as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing on behalf coporation partnership, estate, trust other shareholder, state your capacity or otherwise indicate that you are authorized to sign.



NOTE:  PLEASE, COMPLETE, SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED
       ENVELOPE.
                         SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                           (Amendment No.   )


Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                       STANDARD COMMERCIAL CORPORATION
               (Name of Registrant as Specified in its Charter)
                      Standard Commercial Corporation
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:


      2)    Aggregate number of securities to which transaction applies:


      3)    Per unit price or other underlying value of transaction computed
<F1>
            pursuant to Exchange Act Rule 0-11:


      4)    Proposed maximum aggregate value of transaction:


1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:


      2)    Form, Schedule or Registration Statement No.:


      3)    Filing Party:


      4)    Date Filed: